Investor Relations
Nicholas Rhoads
Director, Investor Relations
(952) 887-8865, nicholas.rhoads@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Fiscal 2019 Results
Charles Machine Works Acquisition and Snow Products Contribute to Strong Q4 and Full-Year Performance

•	Full-year net sales increased 19.8% over prior fiscal year to a record $3.1 billion

•	Reported full-year diluted EPS up 1.2% over prior fiscal year; *Adjusted full-year diluted EPS up 12.4% over prior fiscal year

•	Charles Machine Works integration ahead of plan, and on track to deliver $30 million synergy target

•	Company issues fiscal 2020 guidance of adjusted EPS in the range of $3.33 to $3.40 per diluted share, representing up to 13.3% year-over-year growth at the high end of the range

BLOOMINGTON, Minn.--(BUSINESS WIRE)--Dec. 18, 2019 -- The Toro Company (NYSE: TTC) today reported results for its fourth quarter and full fiscal year ended October 31, 2019.
“We concluded fiscal 2019 by exceeding the $3 billion revenue milestone and delivering strong gross margin and revenue growth momentum heading into fiscal 2020,” said Richard M. Olson, Toro’s chairman and chief executive officer. “The year was marked by record results, the transformational acquisition of Charles Machine Works and strong demand for snow and ice management products in our professional and residential segments. New product introductions contributed to our growth, such as the stand-on BOSS® Snowrator®, the redesigned Power Clear® snow thrower and the Flex-Force™ lithium-ion battery-powered products with all season capability. I would like to thank our team and channel partners for their dedication, consistent execution, and continued focus on our end customers.”

Fiscal Year 2019 Financial Highlights

•	Net sales of $3,138.1 million, up 19.8% compared to fiscal 2018 net sales of $2,618.7 million

•
Net earnings of $274.0 million, up 0.8% compared to fiscal 2018 net earnings of $271.9 million; *Adjusted net earnings of $324.3 million, up 11.8% compared to fiscal 2018 adjusted net earnings of $290.1 million

•
Reported EPS of $2.53 per diluted share, up 1.2% compared to fiscal 2018 reported EPS of $2.50 per diluted share; *Adjusted EPS of $3.00 per diluted share, up 12.4% compared to fiscal 2018 adjusted EPS of $2.67 per diluted share

•	Returned $116.1 million to shareholders: $96.1 million in dividends and $20.0 million through share repurchases

2 - The Toro Company Reports Fiscal 2019 Results

Fourth Quarter Fiscal 2019 Financial Highlights

•	Net sales of $734.4 million, up 36.2% compared to fiscal 2018 net sales of $539.3 million

•	Net earnings of $38.3 million, down 2.0% compared to fiscal 2018 net earnings of $39.0 million;
*Adjusted net earnings of $51.8 million, up 51.5% compared to fiscal 2018 adjusted net earnings of $34.2 million

•
Reported EPS of $0.35 per diluted share, down 2.8% compared to fiscal 2018 reported EPS of $0.36 per diluted share; *Adjusted EPS of $0.48 per diluted share, up 50.0% compared to fiscal 2018 adjusted EPS of $0.32 per diluted share

*Please see the tables provided for a reconciliation of non-GAAP adjusted net earnings and adjusted diluted earnings per share to the comparable GAAP measures.

Key Performance Highlights

•
Charles Machine Works (CMW) acquisition positions the company as a market leader in underground and specialty construction markets, driving less seasonal net sales growth and creating incremental value for our shareholders. CMW brands, such as Ditch Witch and American Augers, made significant net sales contributions from equipment that enables the installation and replacement of underground infrastructure from natural gas pipelines and high-voltage electric lines to water systems and 5G wireless networks.

•	Strong snow and ice management product demand for the fiscal year was led by BOSS® and residential snow throwers for our mass retail and dealer channel partners.

•	All season Flex-Force™ lithium-ion battery-powered products, such as snow throwers, walk power mowers and portable power products, had strong introductions in the fiscal year.

•
Investments are being made in innovations such as alternative energy, smart-connected products and autonomous technologies designed to enhance productivity and help solve customer challenges such as labor availability.

•
Prudent sourcing strategies, productivity and cost improvement initiatives, as well as strategic capital investments and price adjustments, helped to mitigate rising input costs and tariffs for the year.

First Quarter and Fiscal Year 2020 Outlook
“With the first quarter of fiscal 2020 underway, we are encouraged by the retail activity in our professional and residential snow and ice management products. The fundamentals of the business remain strong and we expect to generate higher levels of free cash flow and return value to our shareholders through dividends and share repurchases," said Olson.
For fiscal 2020, management expects net sales of about $3.6 billion and adjusted EPS in the range of $3.33 to $3.40 per diluted share. For the first quarter, the company expects adjusted EPS of about $0.58 per diluted share. These adjusted diluted EPS estimates exclude the benefit of the excess tax deduction for share-based compensation, acquisition-related costs, and other non-recurring items.
The company expects higher depreciation and amortization as a result of the Charles Machine Works acquisition and are forecasting about $95 million for the year. Capital expenditures are estimated to be about $100 million for the year. We expect an adjusted effective tax rate of about 20.5%.

3 - The Toro Company Reports Fiscal 2019 Results

SEGMENT RESULTS
Professional

•
Professional segment net sales for fiscal 2019 increased 25.5% to $2,443.4 million from $1,947.0 million last year. For the fourth quarter, professional segment net sales increased 46.9% to $588.2 million from $400.5 million last year. For both periods, the addition of CMW was the main driver of net sales growth. Similarly, strong net sales of BOSS® snow and ice management equipment driven primarily by favorable snowfalls earlier in the year and the successful launch of the stand-on Snowrator® bolstered the results. For the year, net sales increased in the landscape contractor business primarily due to the introduction of the new Staris® stand-on zero-turn riding mower and new lawn solution products from a prior acquisition. The rental and specialty construction portfolio performed well due to the introduction of the Dingo® TXL 2000 compact utility loader and continued channel demand for the Dingo® TX 1000 compact utility loader.

•
Professional segment earnings for fiscal 2019 were $380.9 million compared with $399.8 million in the same period last year, largely as a result of the unfavorable impact of purchase accounting adjustments, higher selling, general and administrative expenses, and acquisition and integration expenditures related to the CMW acquisition. Professional segment earnings for the fourth quarter were $61.2 million, essentially flat with the prior-year period.

Residential

•
Residential segment net sales for fiscal 2019 were up 1.0% to $661.3 million from $654.4 million last year, reflecting higher net sales of snow thrower products due to strong retail demand and new product introductions such as the Power Clear® and Power Max®. Additionally, the Flex-Force™ lithium-ion battery-powered snow throwers and walk power mowers bolstered results for the year. For the fourth quarter, residential segment net sales were up 1.9% to $135.7 million from $133.2 million last year, due to strong snow thrower demand and new product introductions, somewhat offset by weaker demand for zero-turn riding and walk power mowers.

•
Residential segment earnings for fiscal 2019 were up 0.5% to $65.2 million from $64.8 million in the comparable period last year. Residential segment earnings for the fourth quarter were up 104.7% to $13.9 million from $6.8 million last year primarily as a result of pricing and productivity as well as lower commodity costs compared to the fourth quarter of fiscal 2018.

OPERATING RESULTS
Gross margin for fiscal 2019 was 33.4% compared with 35.9% for fiscal 2018, a decrease of 250 basis points, primarily the result of the unfavorable impact of higher commodity and tariff costs and purchase accounting charges associated with the CMW acquisition. For the fourth quarter of fiscal 2019, gross margin improved to 33.4% from 33.2% in the prior period, driven by pricing and productivity, partially offset by the unfavorable impact of the CMW purchase accounting and acquisition-related charges.
Selling, general and administrative (SG&A) expense as a percent of sales for fiscal 2019 increased 130 basis points to 23.0% versus the comparable period last year, reflecting higher incremental expenses related to the CMW acquisition and increased engineering expense for new product development. For the fourth quarter, SG&A expense as a percent of sales was 27.5%, an increase of 230 basis points from the fourth quarter of 2018 primarily a result of the CMW acquisition.
For fiscal 2019, operating earnings as a percent of net sales were 10.4%, compared with 14.2% in fiscal 2018. Operating earnings as a percent of net sales for the fourth quarter were 5.9%, compared with 8.0% in the same period last fiscal year.

4 - The Toro Company Reports Fiscal 2019 Results
Interest expense for fiscal year 2019 increased year over year by $9.7 million to $28.8 million as a result of higher outstanding borrowings to fund the purchase of CMW.
Other income, net, for fiscal 2019 was $25.9 million, an increase of $7.5 million primarily driven by realized gains on actuarial valuation changes for our pension and post-retirement plans and higher income from our proportionate share in the Red Iron joint venture.
The effective tax rate for fiscal 2019 was 14.9%, compared with 27.0% in fiscal 2018. The effective tax rate for the fourth quarter in fiscal 2019 was 12.4% compared with 10.4% for the fourth quarter in fiscal 2018.
Accounts receivable at the end of the fiscal year were $268.8 million, up 39.1% from last fiscal year. Net inventories were $651.7 million, up 81.9% from last fiscal year. Accounts payable were $319.2 million, up 24.4% from the comparable period last fiscal year. The overall increase in working capital at the end of fiscal 2019 was mainly due to the CMW acquisition.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $3.1 billion in fiscal 2019, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, American Augers, Subsite Electronics, HammerHead, Trencor, Unique Lighting Systems, Irritrol, Hayter, Pope, Lawn-Boy and Radius HDD. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL
December 18, 2019 at 10:00 a.m. CST
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at approximately 10:00 a.m. CST on December 18, 2019. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

5 - The Toro Company Reports Fiscal 2019 Results

Use of Non-GAAP Financial Information
This press release and our related earnings call references certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call consist of gross profit, operating earnings before income taxes, operating earnings, net earnings, net earnings per diluted share and effective tax rate, each as adjusted, as measures of our operating performance.
The Toro Company uses these non-GAAP financial measures in making operating decisions because we believe these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and provide us with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate our internal comparisons to both our historical operating results and our competitors' operating results by factoring out potential differences caused by charges not related to our regular ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions. Further, we believe that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand our core operational performance.
Reconciliations of historical non-GAAP financial measures to the most comparable GAAP financial measures are included in the financial tables contained in this press release. These measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures included within this press release and our related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company cannot provide quantitative reconciliations of forward-looking non-GAAP diluted EPS guidance to projected GAAP diluted EPS guidance or non-GAAP adjusted effective tax rate guidance to projected GAAP effective tax rate guidance without unreasonable effort because the combined impact and timing of recognition of potential charges or gains is inherently uncertain and difficult to predict. In addition, since any adjustments could have a substantial impact on GAAP measures of financial performance, such quantitative reconciliations would imply a degree of precision and certainty that could be confusing to investors.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; customer, government and municipal revenue, budget and spending levels; loss of any substantial customer, including mass retailers and home centers for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies

6 - The Toro Company Reports Fiscal 2019 Results

in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including those related to our recent acquisition of Charles Machine Works, such as delays or failure by us in achieving the net sales, earnings and cost or revenue synergies expected from the acquisition, delays and challenges in integrating the businesses, business disruptions due to the acquisition, impacts as a result of purchase accounting adjustments and unanticipated liabilities or exposures for which we have not been indemnified or may not recover; impairment of goodwill or other intangible assets; delays or failures in implementing, and unanticipated charges, as a result of, restructuring activities; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

7 - The Toro Company Reports Fiscal 2019 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2019	October 31, 2018	October 31, 2019	October 31, 2018
Net sales	$734,379	$539,303	$3,138,084	$2,618,650
Gross profit	245,067	179,063	1,047,963	941,011
Gross margin	33.4%	33.2%	33.4%	35.9%
Selling, general and administrative expense	201,761	136,067	722,934	567,926
Operating earnings	43,306	42,996	325,029	373,085
Interest expense	(8,395)	(4,882)	(28,835)	(19,096)
Other income, net	8,787	5,457	25,939	18,408
Earnings before income taxes	43,698	43,571	322,133	372,397
Provision for income taxes	5,432	4,534	48,150	100,458
Net earnings	$38,266	$39,037	$273,983	$271,939

Basic net earnings per share of common stock	$0.36	$0.37	$2.57	$2.56

Diluted net earnings per share of common stock	$0.35	$0.36	$2.53	$2.50

Weighted-average number of shares of common stock outstanding — Basic	107,166	106,042	106,773	106,369

Weighted-average number of shares of common stock outstanding — Diluted	108,414	107,916	108,090	108,657

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
Segment Net Sales	October 31, 2019	October 31, 2018	October 31, 2019	October 31, 2018
Professional	$588,180	$400,463	$2,443,448	$1,946,999
Residential	135,735	133,224	661,274	654,413
Other	10,464	5,616	33,362	17,238
Total net sales*	$734,379	$539,303	$3,138,084	$2,618,650

*Includes international net sales of:	$177,599	$146,685	$724,931	$643,088

	Three Months Ended		Twelve Months Ended
Segment Earnings (Loss)	October 31, 2019	October 31, 2018	October 31, 2019	October 31, 2018
Professional	$61,225	$61,199	$380,914	$399,806
Residential	13,898	6,788	65,151	64,807
Other	(31,425)	(24,416)	(123,932)	(92,216)
Total segment earnings	$43,698	$43,571	$322,133	$372,397

8 - The Toro Company Reports Fiscal 2019 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31, 2019	October 31, 2018
ASSETS
Cash and cash equivalents	$151,828	$289,124
Receivables, net	268,768	193,178
Inventories, net	651,663	358,259
Prepaid expenses and other current assets	50,632	54,076
Total current assets	1,122,891	894,637

Property, plant and equipment, net	437,317	271,459
Deferred income taxes	6,251	38,252
Goodwill, other intangible assets, and other assets, net	764,088	366,636
Total assets	$2,330,547	$1,570,984

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$79,914	$—
Accounts payable	319,230	256,575
Accrued liabilities	357,826	276,060
Total current liabilities	756,970	532,635

Long-term debt, less current portion	620,899	312,549
Deferred income taxes	50,579	1,397
Other long-term liabilities	42,521	55,487
Total stockholders' equity	859,578	668,916
Total liabilities and stockholders' equity	$2,330,547	$1,570,984

9 - The Toro Company Reports Fiscal 2019 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	October 31, 2019	October 31, 2018
Cash flows from operating activities:
Net earnings	$273,983	$271,939
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(11,948)	(11,143)
Distributions from finance affiliate, net	10,343	9,228
Depreciation of property, plant and equipment	69,314	53,484
Amortization of other intangible assets	18,384	7,793
Fair value step-up adjustment to acquired inventory	39,368	—
Stock-based compensation expense	13,429	12,161
Deferred income taxes	(6,190)	25,255
Other	6,357	507
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(11,042)	(10,365)
Inventories, net	(104,832)	(29,770)
Prepaid expenses and other assets	9,747	(11,744)
Accounts payable, accrued liabilities, deferred revenue and other long-term liabilities	30,458	47,460
Net cash provided by operating activities	337,371	364,805

Cash flows from investing activities:
Purchases of property, plant and equipment	(92,881)	(90,124)
Proceeds from asset disposals	4,669	151
Proceeds from sale of a business	12,941	—
Investments in unconsolidated entities	(200)	(6,750)
Acquisitions, net of cash acquired	(697,471)	(31,202)
Net cash used in investing activities	(772,942)	(127,925)

Cash flows from financing activities:
Borrowings under debt arrangements	900,000	—
Repayments under debt arrangements	(511,000)	(19,757)
Proceeds from exercise of stock options	29,336	17,243
Payments of withholding taxes for stock awards	(2,662)	(4,095)
Purchases of Toro common stock	(20,043)	(160,435)
Dividends paid on Toro common stock	(96,133)	(85,031)
Net cash provided by (used in) financing activities	299,498	(252,075)

Effect of exchange rates on cash and cash equivalents	(1,223)	(5,937)

Net decrease in cash and cash equivalents	(137,296)	(21,132)
Cash and cash equivalents as of the beginning of the fiscal period	289,124	310,256
Cash and cash equivalents as of the end of the fiscal period	$151,828	$289,124

10 - The Toro Company Reports Fiscal 2019 Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)

The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with GAAP. The company uses these non-GAAP financial measures in making operating decisions because the company believes these non-GAAP financial measures provide meaningful supplemental information regarding the company's core operational performance and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate management's internal comparisons to both the company's historical operating results and to the company's competitors' operating results by factoring out potential differences caused by charges not related to the company's regular, ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions. Further, the company believes that such non-GAAP financial measures, when considered in conjunction with the company's financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand the company's core operational performance. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the most directly comparable GAAP financial measures presented in the accompanying press release. The non-GAAP financial measures presented in the accompanying press release may differ from similar measures used by other companies.

The following table provides a reconciliation of financial measures calculated and reported in accordance with GAAP, as well as adjusted non-GAAP financial measures, in the accompanying press release for the three and twelve month periods ended October 31, 2019 and October 31, 2018:

	Three Months Ended		Twelve Months Ended
	October 31, 2019	October 31, 2018	October 31, 2019	October 31, 2018
Gross profit	$245,067	$179,063	$1,047,963	$941,011
Acquisition-related costs[1]	7,267	—	42,958	—
Management actions[2]	1,199	—	10,316	—
Adjusted non-GAAP gross profit	$253,533	$179,063	$1,101,237	$941,011

Operating earnings	$43,306	$42,996	$325,029	$373,085
Acquisition-related costs[1]	11,275	—	62,333	—
Management actions[2]	7,163	—	16,311	—
Adjusted non-GAAP operating earnings	$61,744	$42,996	$403,673	$373,085

Earnings before income taxes	$43,698	$43,571	$322,133	$372,397
Acquisition-related costs[1]	11,275	—	62,333	—
Management actions[2]	8,019	—	17,167	—
Adjusted non-GAAP earnings before income taxes	$62,992	$43,571	$401,633	$372,397

Net earnings	$38,266	$39,037	$273,983	$271,939
Acquisition-related costs[1]	9,347	—	51,149	—
Management actions[2]	6,454	—	13,817	—
Tax impact of share-based compensation[3]	(2,159)	(4,917)	(13,677)	(14,555)
U.S. Tax Reform[4]	(86)	89	(1,012)	32,702
Adjusted non-GAAP net earnings	$51,822	$34,209	$324,260	$290,086

Diluted EPS	$0.35	$0.36	$2.53	$2.50
Acquisition-related costs[1]	0.09	—	0.47	—
Management actions[2]	0.06	—	0.13	—
Tax impact of share-based compensation[3]	(0.02)	(0.04)	(0.12)	(0.13)
U.S. Tax Reform[4]	—	—	(0.01)	0.30
Adjusted non-GAAP diluted EPS	$0.48	$0.32	$3.00	$2.67

11 - The Toro Company Reports Fiscal 2019 Results

	Three Months Ended		Twelve Months Ended
	October 31, 2019	October 31, 2018	October 31, 2019	October 31, 2018
Effective tax rate	12.4%	10.4%	14.9%	27.0%
Acquisition-related costs[1]	(0.4)%	—%	(0.3)%	—%
Management actions[2]	0.6%	—%	0.1%	—%
Tax impact of share-based compensation[3]	4.9%	11.3%	4.3%	3.9%
U.S. Tax Reform[4]	0.2%	(0.2)%	0.3%	(8.8)%
Adjusted non-GAAP effective tax rate	17.7%	21.5%	19.3%	22.1%

[1]
During the second quarter of fiscal 2019, the company acquired The Charles Machine Works, Inc. ("CMW"), a privately held Oklahoma corporation. Acquisition-related costs represent integration and transaction costs incurred, as well as charges incurred for the take-down of the inventory fair value step-up amount and amortization of the backlog intangible asset resulting from purchase accounting adjustments, related to the company's acquisition of CMW during the three and twelve month periods ended October 31, 2019.

[2]
During the third quarter of fiscal 2019, the company announced its wind down of its Toro-branded large horizontal directional drill and riding trencher product line. Additionally, during the fourth quarter of fiscal 2019, the company incurred charges for a corporate restructuring event and a loss on the divestiture of a used underground construction equipment business. Management actions represent charges incurred during the three and twelve month periods ended October 31, 2019 for the Toro underground wind down, including charges related to the write-down of inventory, anticipated inventory retail support activities, and accelerated depreciation on fixed assets; the corporate restructuring event, including employee severance charges; and the divestiture of a used underground construction equipment business, including the loss on the sale of the business.

[3]
In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. These amounts represent the discrete tax benefits recorded as excess tax deductions for share-based compensation during the three and twelve month periods ended October 31, 2019 and October 31, 2018.

[4]
Signed into law on December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act"), reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018, resulting in a blended U.S. federal statutory tax rate of 23.3 percent for the fiscal year ended October 31, 2018. This reduction in rate required the re-measurement of the company's net deferred taxes as of the date of enactment. The Tax Act also imposed a one-time deemed repatriation tax on the company's historical undistributed earnings and profits of foreign affiliates. During the three and twelve month periods ended October 31, 2019, the company recorded a tax benefit of $0.1 million and $1.0 million, respectively, related to a prior year true-up of the Tax Act. During the three and twelve month periods ended October 31, 2018, the remeasurement of the company's net deferred taxes and the one-time deemed repatriation tax resulted in a combined charge of $0.1 million and $32.7 million, respectively.

###